Exhibit 10.3

OVERLAND STORAGE, INC.

SUMMARY SHEET
OF

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Non-Employee Director Compensation

Our compensation plan for non-employee directors consists of both a cash component and an equity component. We pay each non-employee director $5,000 per quarter, plus $2,500 for each Board meeting attended ($1,250 if held telephonically), plus reimbursement for expenses. The Chairman of the Board receives an additional $2,500 per quarter in addition to the non-employee director fee of $5,000 per quarter.  Members of the Audit Committee and the Compensation Committee receive a retainer of $500 per quarter in lieu of a fee for committee meetings attended during a quarter and members of the Nominating and Governance Committee receive $500 for each committee meeting attended ($250 if held telephonically and no fee if held the same day as a Board meeting).

In addition to the cash component of compensation, each non-employee director receives stock options.  Effective November 13, 2007, under our 2003 Equity Incentive Plan, which we refer to as the 2003 Incentive Plan, each non-employee director receives a six-year nonqualified stock option to purchase 18,000 shares on the same date as the company’s annual meeting of shareholders.  Prior to November 13, 2007, the non-employee director options granted under the 2003 Incentive Plan had ten-year terms. These options are exercisable at fair market value on the date of grant and vest in equal monthly installments over a 12-month period, as measured from the grant date.  When a new non-employee director joins the board, such director will be awarded a new option for a number of shares determined by multiplying 1,500 by the number of months remaining until the next scheduled annual meeting date, giving credit for any partial month.  Such option will vest at the rate of 1,500 shares per month and will be fully vested at the next annual meeting date, at which time the director will receive the normal annual grant.

On November 13, 2007, the date of our last annual meeting of shareholders, Robert Degan, Nora Denzel, Eric Kelly, Bill Miller, Scott McClendon and Michael Norkus each received an option for 18,000 shares.

Compensation of Executive Officers

Our executive officers serve at the discretion of the Board of Directors. From time to time, the Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to our executive officers. The following table sets forth the annual salary rates for our current executive officers as of the date of this report:

Vernon A. LoForti	$400,000
Robert Farkaly	$280,000	*
W. Michael Gawarecki	$246,500
Kurt L. Kalbfleisch	$200,000
Robert J. Scroop	$220,500

* $140,000 of this amount is tied to performance and is paid in the form of a sales commission.

Employment Arrangements with Current Executive Officers

The following discussion summarizes the employment arrangements between us and our current executive officers as of the date of this report on Form 10-Q:

Robert Farkaly. As our Vice President of Worldwide Sales, Mr. Farkaly is an at-will employee and may be terminated by us for any reason, with or without notice. He currently earns an annual salary of $280,000, with $140,000 of that amount guaranteed as base salary and $140,000 tied to performance. On August 13, 2007, he received an option to purchase up to 125,000 shares of our common stock at the purchase price of $1.62 per share (the closing price of our common stock on the date of grant) pursuant to the 2003 Incentive Plan. The option will vest over one year in equal monthly installments. The option will accelerate upon a “Change in Control” as defined in the 2003 Incentive Plan.  The option has a three-year life, subject to continuous service.

W. Michael Gawarecki. As our Vice President of Operations, Mr. Gawarecki is an at-will employee and may be terminated by us for any reason, with or without notice.  He currently earns an annual salary of $246,500. On August 13, 2007, he received an option to purchase up to 100,000 shares of our common stock at the purchase price of $1.62 per share (the closing price of our common stock on the date of grant) pursuant to the 2003 Incentive Plan. The option will vest over one year in equal monthly installments. The option will accelerate upon a “Change in Control” as defined in the 2003 Incentive Plan.  The option has a three-year life, subject to continuous service.

Kurt L. Kalbfleisch. As our Vice President of Finance and Interim Chief Financial Officer, Mr. Kalbfleisch is an at-will employee and may be terminated by us for any reason, with or without notice.  He currently earns an annual salary of $200,000 per year and will earn cash bonuses of $10,000 each in October 2007, January 2008, April 2008 and July 2008, subject to his continued employment at our company at those times. On August 13, 2007, he received an option to purchase up to 75,000 shares of the Company’s common stock at the purchase price of $1.62 per share (the closing price of our common stock at the purchase price of $1.62 per share (the closing price of our common stock on the date of grant) pursuant to the 2003 Incentive Plan. The option will vest over one year in equal monthly installments. The option will accelerate upon a “Change in Control” as defined in the 2003 Incentive Plan.  The option has a three-year life, subject to continuous service.

Vernon A. LoForti. In connection with his appointment as President and Chief Executive Officer on August 7, 2007, Mr. LoForti’s annual base salary was increased from $297,750 to $400,000. We entered into an amended and restated employment agreement with Mr. LoForti on September 27, 2007. The amended and restated employment agreement has a one-year term, automatically renews for successive one-year terms, and provides that our Board may unilaterally modify Mr. LoForti’s compensation at any time.  If we terminate Mr. LoForti’s employment without cause, then we are obligated to pay him a severance payment equal to his base salary, payable on a pro-rated basis according to our normal payroll cycle for the 12 months following his termination. In addition, he is entitled to receive accelerated vesting for any stock options that would otherwise have vested during the 12-month period following his termination. He is also entitled to receive the cash severance payment if he resigns for good reason because of any of the following events: (i) reduction in compensation of more than 10%; (ii) change in position or duties so that his duties are no longer consistent with his previous position; or (iii) change in principal place of work to more than 50 miles from our current facility without his approval.  On August 13, 2007, he received an option to purchase up to 250,000 shares of our common stock at the purchase price of $1.62 per share (the closing price of our common stock on the date of grant) pursuant to the 2003 Incentive Plan. The option will vest over one year in equal monthly installments. The option will accelerate upon a “Change in Control” as defined in the 2003 Incentive Plan.  The option has a three-year life, subject to continuous service.

Robert J. Scroop. As our Vice President, New Product Delivery, Mr. Scroop is an at-will employee and may be terminated by us for any reason, with or without notice.  Mr. Scroop currently earns an annual salary of $220,500 per year. On August 13, 2007, he received an option to purchase up to 75,000 shares of the Company’s common stock at the purchase price of $1.62 per share (the closing price of our common stock at the purchase price of $1.62 per share (the closing price of our common stock on the date of grant) pursuant to the 2003 Incentive Plan. The option will vest over one year in equal monthly installments. The option will accelerate upon a “Change in Control” as defined in the 2003 Incentive Plan.  The option has a three-year life, subject to continuous service.

Retention Agreements

We entered into amended and restated retention agreements with Messrs. Farkaly, Gawarecki, Kalbfleisch, LoForti and Scroop effective September 27, 2007. These agreements provide that the officer will receive a lump sum severance payment if, within two years of the consummation of a change in control of our company, he is terminated without cause or resigns with good reason. These severance payments are based on the officer’s base salary at the time of the consummation of the change in control or the termination date, whichever is higher, plus his or her target bonus for the year prior to the consummation of the change in control, or in the case of Mr. Farkaly, the target sales commission he is eligible to receive, prior to a change of control, in the event targeted revenue is achieved for the year. The agreements provide that, upon a change in control, Mr. LoForti would be entitled to receive an amount equal to 2.0 times his base salary plus target bonus; and Messrs. Farkaly, Gawarecki, Kalbfleisch, and Scroop each would be entitled to an amount equal to his respective base salary plus target bonus (or in the case of Mr. Farkaly, target sales commission). If any portion of any payment under any of the agreements would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then that payment will be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the Internal Revenue Code.

Cancellation of Certain Stock Options

In November 2007, our Shareholders approved the cancellation of stock options with an exercise price of $10 per share or more held by our current officers and directors as described in Proposal 2 of our definitive proxy statement filed with the SEC on October 10, 2007, which description is incorporated herein by reference. The stock options cancelled include the following:

	Option	Number	Per Share
Optionee Name	Grant Date	of Shares	Exercise Price	Plan Name
Robert Degan	1/20/2003	22,000	$14.75	2000 Stock Option Plan
	3/3/2005	12,000	$14.67	2003 Equity Incentive Plan
Robert Farkaly	6/25/2003	5,000	$20.25	2000 Stock Option Plan
	11/18/2004	5,000	$13.98	2003 Equity Incentive Plan
Mike Gawarecki	4/21/2000	20,000	$10.00	1997 Stock Option Plan
	7/10/2002	52,500	$13.50	2000 Stock Option Plan
	11/17/2003	10,000	$19.33	2003 Equity Incentive Plan
	11/15/2004	31,400	$14.29	2003 Equity Incentive Plan
Kurt Kalbfleisch	4/21/2000	8,000	$10.00	1995 Stock Option Plan
	7/2/2003	10,000	$20.13	1995 Stock Option Plan
	11/18/2004	3,500	$13.98	2003 Equity Incentive Plan
Vernon LoForti	4/21/2000	20,000	$10.00	1997 Stock Option Plan
	7/10/2002	60,000	$13.50	2000 Stock Option Plan
	11/17/2003	10,000	$19.33	2003 Equity Incentive Plan
	11/15/2004	29,700	$14.29	2003 Equity Incentive Plan
Scott McClendon	1/20/2003	11,000	$14.75	2000 Stock Option Plan
	11/17/2003	18,000	$19.33	2003 Equity Incentive Plan
	11/15/2004	18,000	$14.29	2003 Equity Incentive Plan
Michael Norkus	8/11/2004	4,500	$11.05	2003 Equity Incentive Plan
	11/15/2004	18,000	$14.29	2003 Equity Incentive Plan
Robert Scroop	7/10/2002	60,000	$13.50	2000 Stock Option Plan
	11/17/2003	10,000	$19.33	2003 Equity Incentive Plan
	11/15/2004	29,700	$14.29	2003 Equity Incentive Plan

Total Shares Cancelled		468,300